Exhibit 99.1

Actuant Reports Second Quarter Results; Updates Fiscal 2015 Guidance; Announces Additional Share Repurchase Authorization

MILWAUKEE--(BUSINESS WIRE)--March 18, 2015--Actuant Corporation (NYSE: ATU) today announced results for its second quarter ended February 28, 2015.

Highlights

  Primarily reflecting the dramatic strengthening of the US dollar, total sales declined 8% year-over-year. Core sales were down 2% (total sales excluding the impact of acquisitions, divestitures and foreign currency rate changes), net acquisitions and divestitures were neutral, and unfavorable currency translation reduced sales 6%.
  Excluding an asset impairment charge of $1.33 per share related to adverse conditions in upstream oil & gas markets, diluted earnings per share from continuing operations (“EPS”) were $0.28, compared to $0.30 in the prior year, (see “Consolidated Results” below and attached reconciliation of earnings).
  Repurchased 2.9 million shares of common stock for $76 million in the quarter. Actuant’s Board of Directors approved a new seven million share repurchase authorization this week following the buy-back of approximately 11 million shares, or 15% of the Company’s stock over the past twelve months.
  Updated full year sales and EPS guidance (excluding the impairment charge), now expected to be in the range of $1.245-1.265 billion and $1.65-1.75 per share, respectively.

Mark E. Goldstein, President and CEO of Actuant commented, “In addition to normal seasonality, the second quarter proved challenging given the further strengthening of the US dollar, low oil & gas prices and weak conditions across a number of end markets. The Energy segment’s results were in line with expectations, including 2% core sales growth which reflected robust Viking performance partially offset by accelerating weakness in other upstream markets, most notably in the North Sea. We were pleased with Industrial’s 2% core growth, yet demand remains inconsistent. Within Engineered Solutions, moderating agriculture demand, weak auto volumes and last year’s truck pre-buy drove an 8% core sales decline. Given these mixed end market dynamics and currency headwinds, we are executing a number of actions to better align and resize our organization.”

Consolidated Results

Continuing Operations

During the quarter, the Company performed an interim impairment test of goodwill and intangible assets for its Energy segment in light of the recent abrupt change in global oil & gas markets. This resulted in an $84 million ($1.33 per share) non-cash impairment charge related to the upstream oil & gas exposure within Cortland and Viking. While challenging market conditions are expected to continue to impact the Energy segment for the foreseeable future, its cost structure is being reduced accordingly and the Company remains positive on its secular focus on energy.

Consolidated sales for the second quarter were $301 million, 8% lower than the $328 million in the comparable prior year quarter. Core sales declined 2%, unfavorable foreign currency exchange rate changes lowered sales by 6% and the net impact of acquisitions and divestitures was neutral. Fiscal 2015 second quarter net loss from continuing operations was $64.8 million or $1.05 per diluted share. Excluding the impairment charge, net earnings and EPS were $17.8 million, or $0.28 per share, compared to $22.3 million and $0.30 per share, respectively, in the comparable prior year quarter (see attached reconciliation of earnings).

Sales for the six months ended February 28, 2015 were $629 million, 6% lower than the $667 million in the comparable prior year period. Excluding the 4% decline from the stronger US dollar and neutral impact of acquisitions and divestitures, year-to-date core sales declined 2%. Fiscal 2015 year-to-date net loss from continuing operations was $40.2 million or $0.64 per diluted share. Excluding the impairment charge, net earnings and EPS for the six months ended February 28, 2015 were $42.5 million, or $0.66 per diluted share, compared to $55.3 million, or $0.74 per diluted share for the comparable prior year period (see attached reconciliation of earnings).

New Seven Million Share Repurchase Authorization

The Company also announced that its Board of Directors approved an additional seven million share repurchase program earlier this week. At the end of the second quarter, the Company had 2.5 million shares remaining under prior authorizations. When combined with the newly approved seven million shares, the total available shares authorized for repurchase increases to 9.5 million. Given that current debt leverage is within its targeted 1.5-2.5x net debt to EBITDA range, the Company expects to spread these repurchases over the next few years. Goldstein added, “Our capital allocation priorities remain consistent. Our top priority is to execute attractive tuck-in acquisitions to strengthen our existing platforms. However, we will continue to use opportunistic buy-backs to return excess cash to shareholders.”

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Sales	$96.5	$93.6	$198.9	$192.2
Operating Profit	$23.5	$26.5	$50.2	$53.4
Operating Profit %	24.4%	28.3%	25.2%	27.8%

Second quarter fiscal 2015 Industrial segment sales were $96 million, 3% higher than the prior year. The Hayes Industries acquisition contributed 6% to total sales growth while unfavorable currency translation was a 5% headwind, resulting in a 2% core sales increase. Integrated Solutions activity continued its slow pace as global customers defer the start of larger projects due to economic uncertainty. Industrial Tool demand improved sequentially on a year-over-year basis, most notably in North America, but continues at a tepid and uneven pace. Second quarter operating profit margin of 24.4% reflected unfavorable product and acquisition mix as well as expedited freight costs associated with US west coast port issues.

Energy Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Sales	$100.2	$106.0	$211.7	$214.0
Operating (Loss) Profit	$(75.7)	$9.5	$(63.3)	$18.4
Adjusted Operating Profit (1)	$8.7	$9.5	$21.1	$18.4
Adjusted Operating Profit % (1)	8.7%	9.0%	10.0%	8.6%

(1) Excludes second quarter fiscal 2015 asset impairment charge of $84.4 million.

Fiscal 2015 second quarter year-over-year Energy segment sales declined 5% to $100 million. Excluding the unfavorable 7% foreign currency headwind, core sales increased 2% from the prior year. Viking revenues were again sharply higher on a year-over-year basis due to strong activity levels in Australia/Southeast Asia, despite weakening North Sea activity. Hydratight’s core sales grew reflecting higher maintenance activity in all served regions other than the North Sea, while Cortland declined significantly due to lower customer upstream capital spending. Second quarter adjusted operating profit margin declined modestly as downsizing costs and lower production levels in Cortland’s manufacturing facilities were partially offset by lower acquisition retention costs at Viking and favorable mix. Energy segment employment levels have declined 5% year-to-date and are targeted to reach 10% by fiscal year end.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2015	2014	2015	2014
Sales	$104.3	$128.2	$218.1	$261.2
Operating Profit	$2.0	$9.5	$8.3	$22.7
Operating Profit %	1.9%	7.4%	3.8%	8.7%

Second quarter fiscal 2015 Engineered Solutions segment sales were $104 million, 19% below the prior year. Excluding the 5% decline from the RV product line divestiture last June and 6% decrease from the stronger US Dollar, core sales were 8% lower year-over-year. This sales decline reflects a difficult comparison from last year’s strong European heavy-duty truck production (pre-buy impact of Euro 6 emissions standards change). In addition, sales in the convertible auto and off-highway equipment markets declined year-over-year. Overall agriculture sales weakened in the quarter, most notably in our display and seeder product lines which are used on higher priced OEM equipment. Demand for driveline products used in farm implements grew during the quarter (both OEM and aftermarket) but are expected to continue to moderate during the balance of the year. Second quarter operating profit margin declined due to unfavorable product mix, expedited freight (US west coast port issues), unfavorable material cost variances at international locations resulting from the stronger US dollar, and reduced absorption on lower production volumes.

Corporate and Income Taxes

Corporate expenses for the second quarter of fiscal 2015 were $6.3 million, essentially unchanged from the comparable prior year period. Excluding the impact of the impairment charge, the effective income tax rate of 17% for the quarter was lower than the 29% rate in the prior year due to the benefit of certain tax reduction initiatives.

Financial Position

Net debt at February 28, 2015 was $499 million (total debt of $586 million less $87 million of cash), or $72 million higher than the prior quarter end. During the quarter, $76 million of cash was used to repurchase 2.9 million shares of common stock. Second quarter free cash flow essentially offset the impact of unfavorable foreign currency movements on net debt. At February 28, 2015, the Company had a net debt to EBITDA leverage ratio of 2.2, and nearly $400 million in revolver availability.

Outlook

Goldstein continued, "We have seen a dramatic strengthening of the US dollar, as well as increased headwinds in the oil & gas, mining, and agriculture markets, and lack of momentum in general industrial end markets since we provided guidance to investors in December. The currency impact to the December guidance reduces sales by approximately $55-65 million and EPS by $0.15-0.18 per share, based on our current foreign exchange rate assumptions. Additionally, the lack of visibility around future oil prices and related capital spending has caused us to increase cautiousness in our outlook, despite the fact that our Energy segment met performance expectations in the second quarter.

In response to these changes, we have been actively managing our cost structure, including executing additional employment reductions. Given our strong balance sheet and the Company’s recent stock price, we have also been aggressively buying back shares. Our priority for capital deployment remains to pursue accretive, tuck-in acquisitions for each of our segments. However, we have remained disciplined, and walked away from transactions that did not clear our return hurdles.

Our revised fiscal 2015 outlook is for full year sales in the $1.245-1.265 billion range, and EPS (excluding the impairment charge) of $1.65-1.75 per share. This reflects a consolidated core sales decline of 3-4%, and free cash flow conversion in excess of net income - in the $110-120 million range. We anticipate fiscal third quarter sales and EPS of $315-325 million and $0.52-0.57 per share, respectively. Consistent with our normal practice, no future stock buybacks or acquisitions are incorporated in this guidance.

We remain positive on the long term prospects for energy and our three other targeted secular growth laneways (food/farm productivity, infrastructure, natural resources), despite their current challenges. We are laser focused on driving long term shareholder value – customer satisfaction, sales growth initiatives, operational execution, robust cash flow generation and smart capital deployment.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, March 18, 2015. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2015	2014

ASSETS
Current assets
Cash and cash equivalents	$87,497	$109,012
Accounts receivable, net	204,062	227,008
Inventories, net	162,784	162,620
Deferred income taxes	10,613	11,050
Other current assets	48,275	33,300
Total current assets	513,231	542,990

Property, plant and equipment, net	153,178	169,101
Goodwill	615,953	742,770
Other intangible assets, net	324,867	365,177
Other long-term assets	29,590	36,841

Total assets	$1,636,819	$1,856,879

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$126,884	$145,798
Accrued compensation and benefits	41,789	52,964
Current maturities of debt and short-term borrowings	6,750	4,500
Income taxes payable	602	38,347
Other current liabilities	56,680	57,512
Total current liabilities	232,705	299,121

Long-term debt	580,000	385,500
Deferred income taxes	87,971	96,970
Pension and postretirement benefit accruals	13,616	15,699
Other long-term liabilities	55,802	57,878
Total liabilities	970,094	855,168

Shareholders' equity
Capital stock	15,776	15,695
Additional paid-in capital	98,712	93,449
Treasury stock	(569,139)	(388,627)
Retained earnings	1,309,495	1,349,602
Accumulated other comprehensive loss	(188,119)	(68,408)
Stock held in trust	(4,145)	(4,083)
Deferred compensation liability	4,145	4,083
Total shareholders' equity	666,725	1,001,711

Total liabilities and shareholders' equity	$1,636,819	$1,856,879

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2015	2014	2015	2014

Net sales	$301,005	$327,770	$628,770	$667,326
Cost of products sold	191,244	203,323	392,033	411,099
Gross profit	109,761	124,447	236,737	256,227

Selling, administrative and engineering expenses	75,768	79,240	158,240	161,158
Amortization of intangible assets	6,087	6,226	12,373	12,441
Impairment charge	84,353	-	84,353	-
Operating profit (loss)	(56,447)	38,981	(18,229)	82,628

Financing costs, net	7,030	6,262	13,221	13,012
Other (income) expense, net	(619)	1,326	(1,058)	2,467
Earnings (loss) from continuing operations before income tax expense	(62,858)	31,393	(30,392)	67,149

Income tax expense	1,980	9,089	9,772	11,840
Earnings (loss) from continuing operations	(64,838)	22,304	(40,164)	55,309
Earnings from discontinued operations, net of income taxes	-	19,088	-	22,120
Net earnings (loss)	$(64,838)	$41,392	$(40,164)	$77,429

Earnings (loss) from continuing operations per share
Basic	$(1.05)	$0.31	$(0.64)	$0.76
Diluted	(1.05)	0.30	(0.64)	0.74

Earnings (loss) per share
Basic	$(1.05)	$0.57	$(0.64)	$1.07
Diluted	(1.05)	0.56	(0.64)	1.04

Weighted average common shares outstanding
Basic	61,759	72,227	63,045	72,656
Diluted	61,759	73,773	63,045	74,392

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2015	2014	2015	2014

Operating Activities
Net (loss) earnings	$(64,838)	$41,392	$(40,164)	$77,429
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	13,232	15,761	26,940	31,965
Net gain on disposal of businesses	-	(26,339)	-	(26,339)
Stock-based compensation expense	2,327	6,509	5,873	10,612
Benefit for deferred income taxes	(541)	(2,656)	(1,893)	(11,064)
Impairment charge	84,353	-	84,353	-
Amortization of debt discount and debt issuance costs	423	423	846	983
Other non-cash adjustments	311	124	457	(743)
Changes in components of working capital and other:			-
Accounts receivable	9,533	(2,271)	5,904	4,769
Inventories	(4,662)	(10,149)	(11,162)	(21,783)
Prepaid expenses and other assets	(2,655)	1,978	(13,353)	(1,071)
Trade accounts payable	(5,009)	(15,395)	(12,407)	(12,835)
Income taxes payable	(10,026)	(10,210)	(38,033)	(13,399)
Accrued compensation and benefits	(2,800)	6,268	(12,763)	3,673
Other accrued liabilities	(4,149)	(1,498)	(4,217)	(5,314)
Cash provided by (used in) operating activities	15,499	3,937	(9,619)	36,883

Investing Activities
Proceeds from sale of property, plant and equipment	482	95	707	2,008
Proceeds from sale of businesses, net of transaction costs	-	243,386	-	243,386
Capital expenditures	(4,891)	(10,969)	(12,877)	(22,226)
Cash (used in) provided by investing activities	(4,409)	232,512	(12,170)	223,168

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	72,881	(113,000)	196,750	(125,000)
Purchase of treasury shares	(76,097)	(93,743)	(180,512)	(109,095)
Payment of contingent acquisition consideration	-	(339)	-	(753)
Stock option exercises and related tax benefits	2,466	15,241	4,753	25,803
Cash dividend	-	-	(2,598)	(2,919)
Cash (used in) provided by financing activities	(750)	(191,841)	18,393	(211,964)

Effect of exchange rate changes on cash	(10,118)	867	(18,119)	2,944
Net increase (decrease) in cash and cash equivalents	222	45,475	(21,515)	51,031
Cash and cash equivalents - beginning of period	87,275	109,542	109,012	103,986
Cash and cash equivalents - end of period	$87,497	$155,017	$87,497	$155,017

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$98,641	$93,571	$109,809	$111,880	$413,901	$102,413	$96,488			$198,901
ENERGY SEGMENT	107,925	106,031	125,231	123,181	462,368	111,522	100,211			211,733
ENGINEERED SOLUTIONS SEGMENT	132,990	128,168	143,147	119,288	523,593	113,830	104,306			218,136
TOTAL	$339,556	$327,770	$378,187	$354,349	$1,399,862	$327,765	$301,005			$628,770

% SALES GROWTH
INDUSTRIAL SEGMENT	-2%	-5%	-1%	1%	-2%	4%	3%			3%
ENERGY SEGMENT	19%	31%	26%	33%	27%	3%	-5%			-1%
ENGINEERED SOLUTIONS SEGMENT	15%	6%	7%	-3%	6%	-14%	-19%			-16%
TOTAL	10%	9%	10%	8%	9%	-3%	-8%			-6%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$26,897	$26,477	$34,123	$32,752	$120,249	$26,705	$23,517			$50,222
ENERGY SEGMENT	8,923	9,504	19,936	18,049	56,412	12,442	8,680			21,122
ENGINEERED SOLUTIONS SEGMENT	13,190	9,548	13,560	5,638	41,936	6,278	2,010			8,288
CORPORATE / GENERAL	(5,363)	(6,548)	(8,839)	(8,234)	(28,984)	(7,207)	(6,301)			(13,508)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	$43,647	$38,981	$58,780	$48,205	$189,613	$38,218	$27,906			$66,124
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-	-			-
IMPAIRMENT CHARGE	-	-	-	-	-	-	(84,353)			(84,353)
TOTAL	$43,647	$38,981	$58,780	$61,700	$203,108	$38,218	$(56,447)			$(18,229)

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.3%	28.3%	31.1%	29.3%	29.1%	26.1%	24.4%			25.2%
ENERGY SEGMENT	8.3%	9.0%	15.9%	14.7%	12.2%	11.2%	8.7%			10.0%
ENGINEERED SOLUTIONS SEGMENT	9.9%	7.4%	9.5%	4.7%	8.0%	5.5%	1.9%			3.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	12.9%	11.9%	15.5%	13.6%	13.5%	11.7%	9.3%			10.5%

EBITDA
INDUSTRIAL SEGMENT	$28,657	$27,907	$35,426	$35,017	$127,007	$28,715	$25,534			$54,249
ENERGY SEGMENT	17,923	18,130	27,898	24,809	88,760	20,011	15,732			35,743
ENGINEERED SOLUTIONS SEGMENT	17,365	13,581	18,464	9,046	58,456	11,514	5,603			17,117
CORPORATE / GENERAL	(5,235)	(6,202)	(8,659)	(7,916)	(28,012)	(7,875)	(5,111)			(12,986)
TOTAL - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365	$41,758			$94,123
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	13,495	13,495	-	-			-
IMPAIRMENT CHARGE	-	-	-	-	-	-	(84,353)			(84,353)
TOTAL	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365	$(42,595)			$9,770

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.8%	32.3%	31.3%	30.7%	28.0%	26.5%			27.3%
ENERGY SEGMENT	16.6%	17.1%	22.3%	20.1%	19.2%	17.9%	15.7%			16.9%
ENGINEERED SOLUTIONS SEGMENT	13.1%	10.6%	12.9%	7.6%	11.2%	10.1%	5.4%			7.8%
TOTAL (INCLUDING CORPORATE) - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE	17.3%	16.3%	19.3%	17.2%	17.6%	16.0%	13.9%			15.0%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2014					FISCAL 2015
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674	$(64,838)			$(40,164)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-	-			-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674	(64,838)			(40,164)
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(2,813)	(2,813)	-	-			-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	82,636			82,636
TOTAL	$33,005	$22,304	$50,557	$32,774	$138,640	$24,674	$17,798			$42,472

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.48	$0.56	$0.70	$0.51	$2.26	$0.38	$(1.05)			$(0.64)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.04)	(0.26)	-	-	(0.31)	-	-			-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	0.44	0.30	0.70	0.51	1.95	0.38	(1.05)			(0.64)
GAIN ON PRODUCT LINE DIVESTITURE, NET OF INCOME TAX	-	-	-	(0.04)	(0.04)	-	-			-
IMPAIRMENT CHARGE, NET OF INCOME TAX	-	-	-	-	-	-	1.33			1.30
TOTAL	$0.44	$0.30	$0.70	$0.47	$1.91	$0.38	$0.28			$0.66

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,037	$41,392	$50,557	$35,587	$163,573	$24,674	$(64,838)			$(40,164)
EARNINGS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,032)	(19,088)	-	-	(22,120)	-	-			-
EARNINGS (LOSS) FROM CONTINUING OPERATIONS	33,005	22,304	50,557	35,587	141,453	24,674	(64,838)			(40,164)
FINANCING COSTS, NET	6,750	6,262	5,932	6,101	25,045	6,191	7,030			13,221
INCOME TAX EXPENSE	2,751	9,089	1,671	19,062	32,573	7,792	1,980			9,772
DEPRECIATION & AMORTIZATION	16,204	15,761	14,969	13,701	60,635	13,708	13,233			26,941
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$74,451	$259,706	$52,365	$(42,595)			$9,770
GAIN ON PRODUCT LINE DIVESTITURE	-	-	-	(13,495)	(13,495)	-	-			-
IMPAIRMENT CHARGE	-	-	-	-	-	-	84,353			84,353
EBITDA - EXCLUDING GAIN ON PRODUCT LINE DIVESTITURE AND IMPAIRMENT CHARGE (NON-GAAP MEASURE)	$58,710	$53,416	$73,129	$60,956	$246,211	$52,365	$41,758			$94,123

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings and diluted earnings per share, excluding special items (discontinued operations, gain on product line divestiture and impairment charge), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings (loss) or operating profit (loss) as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562